                                                                    EXIBIT 10.16

                              OPERATING AGREEMENT


     This Agreement made and entered into the 13th day of November, 1996, to be effective the 1st day of December 1996 (the "Effective Date"), by and between Westar Transmission Company (hereinafter called "Operator"), and Energas Company, a division of Atmos Energy Corporation ("Customer");

                                  WITNESSETH

     WHEREAS, Operator currently owns and operates approximately 500 Metering Facilities which will be subject to this Agreement; and

     WHEREAS, Customer will by way of a separate agreement convey approximately 1,735 Metering Facilities to Operator as set forth on Exhibit A, which will become subject to this Agreement; and

     WHEREAS, Operator and Customer mutually desire to enter into an Operating Agreement covering those certain metering and delivery facilities defined in
Article I as "Metering Facility(ies)"; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        Section 1. "Party" or "Parties" means Customer and/or Operator hereunder, acting by and through duly authorized representatives.

        Section 2. "Metering Facility(ies)" means the equipment and facilities located in the West Texas area (including but not limited to all pipe, valves, fittings, meters and regulators) which are presently connected (or connected in the future under Article II) directly to Operator's pipeline system(s), and are described on Exhibit A as follows:

        a) Orifice Meters;

        b) Large Capacity Positive Displacement Meters ("Large Meters"), being Class IV or larger positive displacement, turbine, and rotary meters which includes those meters with a capacity equal to or greater than 1800 cubic feet per hour at 8 ounces of pressure;

        c) Other Positive Displacement Meters ("Other

        Meters"), being those Class I through III meters which includes those meters with a capacity less than 1800 cubic feet per hour at 8 ounces of pressure.

   Customer shall retain ownership of and continue maintaining and operating any and all metering facilities regardless of type and size which are currently connected to pipeline systems not owned by Operator. Additionally, all yard lines and service lines downstream of the Metering Facility(ies) shall remain the property of Customer, and Customer retains all liabilities and obligations associated with such yard and service lines. Operator shall own, operate and maintain all taps, valves and regulators upstream of the Metering Facilities.

   Section 3. "Day" means the period of twenty-four consecutive hours commencing at 7:00 a.m. Central Time (CT) on one calendar day and ending at 7:00 a.m. (CT) on the following calendar day. The reference date for any day should be the calendar date upon which such twenty-four (24) hour period began.

   Section 4. "Month" means the period commencing at 7:00 a.m. CT on the first day of a calendar month and ending at 7:00 a.m. CT on the first day of the following month.

   Section 5. "MCF" means the quantity of gas occupying a volume of one thousand (1000) cubic feet at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

   Section 6. "BTU" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths (58.5) degrees Fahrenheit to fifty-nine and five tenths (59.5) degrees Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.

   Section 7.       "MMBTU" means one million (1,000,000) BTU.

   Section 8.       "PSIG" means pounds per square inch gauge.

   Section 9.       "PSIA" means pounds per square inch absolute.

   Section 10. "Gross Heating Value" means the number of Btu's liberated by the complete combustion at a constant pressure, of one (1) cubic foot of gas, at a base temperature of sixty (60) degrees Fahrenheit and a referenced pressure base of fourteen and sixty-five hundredths (14.65) psia, with air of the same temperature and pressure of the gas, after products of combustion are cooled to the initial temperature of the gas, and after the water of the combustion is condensed to the liquid state. The Gross Heating Value of the gas shall be corrected for the actual water vapor content of the gas being delivered, provided, if the actual water vapor content is seven (7) pounds or less per one million (1,000,000) cubic feet, the gas will be assumed to be dry and no correction will be made.

                                  ARTICLE II
                       MEASUREMENT EQUIPMENT AND TESTING

        Section 1. Unless otherwise mutually agreed upon in writing, Operator will be the "Operating Party" for all Orifice Meters and Large Capacity Positive Displacement Meters and Customer will be the "Operating Party" for Other Positive Displacement Meters; provided, that for any Orifice Meters and Large Meters which are downgraded to a classification as Other Meters after the Effective Date, Operator shall continue to be the Operating Party.

        Section 2.

        A. In the event Customer determines that a new Orifice Meter or Large Meter ("New Metering Facility") is required to provide service to Customer under this Agreement, or if Customer and Operator agree that a New Metering Facility is required, Operator shall install, own, and operate, or cause to be installed and operated such New Metering Facility. Customer shall pay to Operator or Operator's designee the actual cost of such installations (including taxes on income, if any, for aid in construction reimbursements) plus an overhead charge of fifteen percent of such actual cost (example provided on the attached Exhibit A). Customer shall pay such costs within thirty (30) days of receipt of invoice. Customer at its cost, shall provide location sites acceptable to Operator for all such New Metering Facilities. Operator shall designate the type of New Metering Facilities that shall be utilized; provided, if Operator, after the installation of New Metering Facilities pursuant to Operator's initial designation for any point hereunder, designates a different type of New Metering Facilities, the cost of such different New Metering Facilities shall be borne by Operator. Operator will install or cause to be installed a New Metering Facility only upon receipt of a completed "New Facilities Request" form from Customer (example provided in attached Exhibit B).

        B. Customer shall not be responsible for costs associated with the replacement, rebuilding or repair of any Metering Facilities owned by Operator already in place and being used to provide service under this Agreement.

        C. For all Other Positive Displacement Meters, unless otherwise agreed, Customer shall install, own and operate or cause to be installed and operated all equipment determined by Customer to be necessary for the measurement of gas to be delivered under this Agreement.

     D. All equipment installed by either Party will be based upon industry standard designs and operated in accordance with this Agreement. Either Party may install, maintain, and operate, at its sole cost and expense, check metering facilities or other related equipment including, but not limited to, separate Metering Facilities, and equipment which will give either party the right to share pressure/differential sensing lines and positive displacement meter pulse output; provided, however, that such equipment shall be installed in a manner that will not interfere with the operation of the other Party's Metering Facilities and/or telemetry equipment.

     Section 3. Orifice meters installed in such Metering Facilities shall be constructed and operated in accordance with ANSI/API 2530 (AGA Report No. 3), Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, Second Edition, dated September 1985, and any subsequent modification and amendment thereof, as mutually agreed upon, and shall include the use of flange connections and, where necessary, straightening vanes and pulsation dampening equipment.

     Section 4. Positive displacement or turbine meters installed in such Metering Facilities shall be constructed and operated in accordance with the provisions of AGA Measurement Committee Report No. 6 (AGA Report No. 6) dated January 1971, when positive meters are employed, and AGA Measurement Committee Report No. 7 (AGA Report No. 7), First Revision, dated November 1984, when turbine meters are used, with any subsequent amendments or revisions of either report, as mutually agreed upon.

     Section 5. When electronic transducers and flow computers, solar and otherwise, are used, the gas shall have its volume, mass, and/or energy content computed in accordance with the applicable AGA standards including, but not limited to, AGA Report Nos. 3,5,6, and 7 and any subsequent modification and amendments thereof as mutually agreed upon. The Parties specifically agree to accept the use of these electronic devices in lieu of mechanical devices with charts.

     Section 6. The Operating Party shall give thirty (30) days minimum notice to the other Party in order that the other Party may have representatives present to observe any changing, inspecting, testing, calibrating, or adjusting of the Metering Facilities. The official charts, recordings, and readings from such Metering Facilities shall remain the property of the Operator or Customer, as appropriate, but upon request, the Operator or Customer will submit its records and charts, together with calculations therefrom, to the other Party for inspection and verification, subject to return within sixty (60) days after receipt thereof.

          Section 7.

          A. The Operator or Customer (as appropriate) shall, in the presence of the other Party's representative, if such other Party requested to be present, verify the accuracy and adjust or calibrate all transmitting or recording devices used in the Metering Facilities within the time frames specified below:

                  a) Orifice Meters - monthly or quarterly, as determined by Operator,

                  b) Large Capacity Positive Displacement Meter - one (1) to three (3) years, as determined by Operator, (Operator shall have three (3) years from date of conveyance described in the second Recital to test the meters which it receives in the conveyance and make any subsequent adjustments to bring them into compliance with the Agreement);

                  c) Other Positive Displacement Meter - from the earlier of the last test date or the date of manufacture - up to twelve (12) years for Class II and Class III meters and up to twenty (20) years for Class I meters, as determined by Customer.

          B. If during any test of the Metering Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate through each meter in excess of two percent (2%) of the correct flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recording of such equipment shall be corrected to zero (0) error (i) for any and all months in which the error existed (and which is either known definitely or agreed to by both Parties), and (ii) the total monthly adjustment per meter is greater than 50 MMBTUs. The total flow for the period will be redetermined in accordance with the provisions of Section 9. below. If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one-half (1/2) of the time elapsed since the date of the latest test, provided that such correction period will not exceed six (6) months. For a known calculation error for which the time period can be determined and agreed upon by both Parties, the correction period shall be the agreed upon time period with no limits on the correction period.

  C. If, during any test of the Metering Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate (as described in part B. of this Section), all prior recordings shall be considered to be accurate.

  D. During all tests, the Metering Facilities will be adjusted or calibrated to as near as zero (0) error as possible by the Operator or Customer as appropriate.

  Section 8. In the event a special test is requested by a Party of the other Party's Metering Facilities, (a test not scheduled under the provisions of Section 7. above),the requesting Party shall give seventy-two (72) hours advance notice and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the Metering Facility tested is found to be within two percent (2%) of the correct flow rate, or if an inspection of the Metering Facility indicates no problems, the Party performing the test shall have the right to bill the requesting Party for the cost of such special test, including any labor and transportation costs pertaining to such special test and the requesting Party shall pay such costs within thirty (30) days of its receipt of the invoice.

  Section 9.  If, for any reason the Metering Facility is (i) out of adjustment,
(ii) out of service, or (iii) in need of repair and the total calculated hourly flow rate through the Metering Facility is found to be in error by an amount of more than two percent (2%) of the correct flow rate, the total quantity of gas delivered shall be redetermined in accordance with the first of the following methods which both Parties mutually agree is feasible:

          (a) by correcting the error by re-reading the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation);

          (b) by using the registration of any mutually agreeable check metering facility or telemetry equipment, if installed and accurately registering (subject to testing as described in Section 7 above);

          (c) by using upstream and downstream measurement;

          (d) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately;

          (e) where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering,

  Section 10.  Each Party shall retain and preserve for a period of at least two
(2)years all test data, charts, and other similar records.

  Section 11. Each Party shall have the right to remove at its cost all Metering Facilities, excluding the tap, owned by it within a reasonable period of time following the expiration or termination of this Agreement.

  Section 12. Customer has current end users connected to Metering Facilities which are currently customers of Customer, and the intent of this Operating Agreement and any separate meter conveyance agreement is to convey Metering Facilities only.

                                  ARTICLE III
                           MEASUREMENT SPECIFICATIONS

  The measurements of the quantity and quality of all gas delivered at the Metering Facilities shall be conducted in accordance with the following:

  Section 1.  Unit of Volume: The unit of volume for measurement shall be one
(1) cubic foot of gas at a temperature base of sixty (60) degrees Fahrenheit and at a pressure base of fourteen and sixty-five hundredths (14.65) psia. Such measured volumes, converted to MCF, shall be multiplied by their BTU per cubic foot and divided by 1,000 to determine MMBTUs received and delivered hereunder.

  Section 2. Volume Computations: Computations of gas volumes from measurement data shall be made in accordance with the following depending upon the type of measurement being utilized by Operating Party:

          (a) Orifice Meters - ANSI/API 2530 (AGA Report No. 3), Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids, Second Edition, dated September 1985, and any subsequent amendments or revisions as mutually agreed upon;

          (b) Positive and turbine meters - For positive meters AGA Measurement Committee Report No. 6 (AGA Report No. 6), dated January 1971, and any subsequent amendments or revisions. For turbine meters, AGA Measurement Committee Report No. 7 (AGA Report No. 7), First Revision, dated November, 1984, and any subsequent amendments or revisions as mutually agreed upon.

          (c) Electronic transducers and flow computers - AGA Report Nos. 3,5,6, & 7 and any subsequent amendments or revisions as mutually agreed upon.

  Section 3. Temperature Measurement: The temperature of the gas shall be determined by a recording thermometer so installed that it may record the temperature of the gas flowing through the meters. The average temperature to the nearest one (1) degree Fahrenheit, obtained while the gas is being delivered, shall be the applicable flowing gas temperature for the period under consideration for volume calculation. In lieu of recording thermometers either Party may elect to install temperature compensating devices on its positive displacement meters. For existing meters that currently do not have a recording thermometer or a temperature compensating device, then the temperature used for volume calculation shall be sixty (60) degrees Fahrenheit. All new Large Meter installations and all meter replacements shall have either a recording thermometer or a temperature compensating device.

  Section 4. Specific Gravity Measurement: The specific gravity of the gas shall be determined by calculating the specific gravity from an on-line chromatographic device installed and located at a suitable point to record representative average specific gravity of the gas being metered or by other mutually agreeable methods. The gravity, to the nearest one-thousandth (0.001), obtained while gas is being delivered shall be the specific gravity of the gas used for the recording period. If on-line chromatographic devices are not currently installed and available for use, the Party's are not obligated to install equipment and, spot sampling or continuous sampling using standard type specific gravity sampling methods may be used in lieu of an on-line chromatograph. If the spot sampling or continuous sampling method is used, the specific gravity of the gas delivered hereunder shall be determined on at least a quarterly basis from a gas analysis. The result shall be obtained to the nearest one-thousandth (0.001) and should be applied during the applicable quarter or time period for the determination of gas volumes delivered.

  Section 5. Adjustment for Supercompressibility: Adjustments to measured gas volumes for the effects of supercompressibility shall be made in accordance with accepted AGA standards. Operator shall obtain representative carbon dioxide and nitrogen mole fraction values for the gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At each Party's option (as applied to that Party's Metering Facilities only), equations for the calculation of supercompressibility may be taken from either (i) the AGA Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the "NX-l9 Manual"), or (ii) the AGA Report No. 8, dated December, 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, or at operating Party's option, any subsequent revision to AGA Report No. 8.

  Section 6. Atmospheric Pressure: The Atmospheric Pressure shall be the actual atmospheric pressure at different elevations per the attached Exhibit A. Exhibit A shall be updated by the Operating Parties from time to time to reflect additions or deletions of Metering Facilities covered by this Agreement.

  Section 7. Determination of Gross Heating Value: The gross heating value of the gas delivered hereunder shall be determined by calculating the BTU from an on-line chromatograph or a gas analysis of a spot or continuous gas sample. Spot samples shall be taken at least quarterly, and a continuous sample shall be taken monthly. Such sample shall be taken at a suitable point on the facilities to be representative of the gas being metered.

  Section 8. Other Tests: Other tests to determine water content, hydrogen sulfide, sulfur and other impurities in the gas shall be conducted by Operator annually, at four mutually agreeable locations at Operator's expense and shall be conducted in accordance with standard industry testing procedures. If additional tests of the same type are requested by Customer, Customer shall bear the costs of such tests. For all other tests, each Party shall bear the cost of testing the Metering Facilities for which it is responsible only in the event the gas tested is determined not to be within the applicable specification(s), otherwise the requesting Party shall bear the cost of such test(s).

  Section 9. New Test Methods: If at any time during the term hereof a new method or technique is developed with respect to gas measurement, such new method or technique may be substituted for the method set forth in this Article when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association, and if mutually agreed upon by the Parties.

                                  ARTICLE IV
                                    QUALITY

  Section 1. Gas delivered by Operator hereunder at the Metering Facilities shall conform to the following specifications:

          (a) Liquids - the gas shall be commercially free of water and hydrocarbons in liquid form.

          (b) Hydrogen Sulfide - the gas shall not contain more than one (1) grain of hydrogen sulfide per one hundred (100) cubic feet.

          (c) Organic Sulfur - the gas shall not contain more than ten (10) grains of organic sulfur per one hundred (100) cubic feet.

          (d) Carbon Dioxide - the gas shall not contain more than two percent (2%) carbon dioxide by volume.

          (e) Dust, Gums, etc. - the gas shall be commercially free of dust, gums and other solid matter.

          (f) Water Vapor - the gas shall not contain more than seven pounds (7 lbs.) of water in the vapor phase per million cubic feet.

          (g) BTU Content - the gas shall have a BTU of not less than nine hundred fifty (950) BTUs (dry) per cubic foot or more than eleven hundred (1100) BTUs (dry) per cubic foot at standard temperature and pressure.

          (h) Temperature - the temperature of the gas shall not be more than one hundred twenty (120) degrees Fahrenheit.

          (i) Oxygen - the gas shall not contain more than one percent (1%) oxygen by volume.

                                   ARTICLE V
                               DELIVERY PRESSURE

  Section 1. Operator shall make all reasonable efforts to maintain one hundred fifty (150) psig at the inlet to all Town Border Stations (TBSs), all other deliveries shall be made at the pressure existing from time to time in Operator's facilities. Notwithstanding the one hundred fifty (150) psig requirement at the TBSs, neither Party shall be required to install compression facilities in order to effect deliveries hereunder at the Metering Facilities.

                                  ARTICLE VI
                                    OUTAGES

  Section 1. For all outages outside Force Majeure which (i) occur as a result of any negligent act or omission of Operator, or (ii) are caused by or involve third parties (Third Party Outage), Operator shall be obligated to reimburse Customer for all direct costs and expenses incurred, including but not limited to, reasonable direct costs of restoring service and relighting furnaces (Restoration Expenses); however, Operator shall not be responsible for any other charges or claims including, but not limited to, incidental, consequential, or punitive damages. Notwithstanding the immediately preceding sentence, Operator is only obligated to reimburse Customer for Restoration Expenses for a Third Party Outage when and only to the extent that Operator is successful in finally recovering damages (less Operator's attorneys' fees, court costs and collection expenses) from such third party. When there is joint or concurrent conduct as described in (i) and (ii) above leading to an outage, Operator shall only be responsible for paying to Customer Restoration Expenses to the degree that Operator is jointly or concurrently liable, and Operator shall subsequently reimburse Customer for the third party's share of Restoration Expenses after Operator's recovery, if any, of Restoration Expenses as set forth in the immediately preceding sentence.

                                  ARTICLE VII
                           MAINTENANCE OF FACILITIES

  Section 1. Each Party shall maintain its Metering Facilities including chromatographs and odorizers owned by it and used in its performance hereof in good, safe, and efficient operating condition and repair. In addition each Party shall maintain and replace from time to time its Metering Facilities in a reasonable manner according to industry standards with the intent to obtain accurate measurement.

  Section 2. Each Party shall have the right at the time the other Party is testing a Metering Facility to inspect that Metering Facility which is the subject of the test. If the inspecting Party establishes that the Metering Facilities are not operating in accordance with the terms of this Agreement, then upon receipt of notice, the testing Party shall be obligated to correct such condition within seventy two (72) hours, or as soon thereafter as is reasonably practical with the exercise of due diligence.

                                 ARTICLE VIII
                                  ODORIZATION

  Section 1. Operator shall be responsible for odorization of the natural gas delivered to Customer only from Metering Facilities directly connected to pipeline systems which Operator owns as of the Effective Date in accordance with applicable laws or safety regulations and shall construct, maintain and operate any facilities required for the performance of this obligation. Customer shall be responsible for odorization of the natural gas received by Customer from pipelines that are not owned by Operator. Customer shall be responsible for monitoring and performing all odorant checks within its delivery systems and will notify Operator immediately of any low readings. Customer shall also be responsible for any regulatory requirements associated with monitoring and performing odorant checks on its delivery systems. The consideration for the costs of odorization service provided hereunder is included in the transportation service fee relating to any gas transported by Operator which is ultimately delivered to, or on behalf of Customer, or its affiliated entities.

                                  ARTICLE IX
                         SHARING OF SCADA INFORMATION

  Section 1. Operator and Customer will make reasonable efforts, to share SCADA data. The Party requesting access to SCADA data which is in the possession of the other Party shall bear all costs associated with obtaining such data from the other Party.

                                   ARTICLE X
                           ANNUAL OPERATING MEETING

  Section 1. Customer's and Operator's operating personnel agree to make reasonable efforts to meet on an annual basis to discuss the Operating Agreement in order to identify and resolve any outstanding operating issues.

                                  ARTICLE XI
                                     TERM

  Section 1. This Agreement, regardless of when executed, is effective as of the Effective Date, continuing through December 31, 2001 (Primary Term), and shall continue thereafter month-to-month unless terminated by either Party with at least thirty (30) days written notice prior to the end of the Primary Term, or any subsequent month thereafter.

                                  ARTICLE XII
                                     AUDIT

  Section 1. During the term hereof and for two (2) years thereafter, each Party and its duly authorized representative shall have access to and the right to inspect and audit during regular business hours all meters and measurement records maintained and operated by the other Party. Any matters not challenged within a period of two (2) years of their occurrence, are deemed waived by the Parties.

                                 ARTICLE XIII
                                   JOINT USE

  Section 1. Each Party grants to the other Party, without cost, ingress and egress to facilities and sites where the Parties will jointly use such sites to operate their respective facilities.

                                  ARTICLE XIV
                                INDEMNIFICATION

  Section 1. Each Party assumes full responsibility for its own acts performed under this Agreement, and shall indemnify and save harmless the other Party from all liability, loss, claims, costs and damages (including but not limited to attorney's fees and court costs) on actions, including injury to or death of persons and environmental impacts, arising from any act or accident in connection with the acts or omissions hereunder or any breach hereunder of the indemnifying Party, except to the extent of any negligence or willful misconduct of the other Party.

                                  ARTICLE XV
                                  ASSIGNMENT

  Section 1. This Agreement may not be assigned by either Party (except to an affiliate of such Party) without the prior written consent of the other, such consent not to be unreasonably withheld.

                                  ARTICLE XVI
                                    NOTICES

  Section 1. Any notice required to be given under this Agreement or any notice which either Party hereto may desire to give the other Party shall be in writing and shall be considered duly delivered when hand-delivered or when deposited in the United States mail, postage prepaid, registered or certified, and addressed as follows:

       If to Customer:    ENERGAS COMPANY
                          5430 LBJ Freeway, Suite 1800
                          Dallas, Texas 75240

                          P.O. Box 650205
                          Dallas, Texas 75265-0205

                          Attention: Intrastate Gas Supply
                                     Department

                                     Phone: (972) 788-3746

                         ENERGAS COMPANY
                         5110 80th Street
                         Lubbock, Texas 79424

                         P.O. Box 1121
                         Lubbock, Texas 79408-1121

                         Attention: Technical Services Department
                         24 Hour Phone: (806) 744-1294

       If to Operator:   WESTAR TRANSMISSION COMPANY
                         333 Clay Street, Suite 2000
                         Houston, Texas 77002

                         Attention: Director of Pipeline
                                    Operations
                         24 Hour Phone: (713) 739-2900 (Houston,
                                 Texas)
                         24 Hour Phone: (800) 562-5879 (Amarillo,
                                 Texas)

or such other address as Operator, Customer, or their respective successors or permitted assigns shall designate by written notice given in the manner described above. Routine communications may be mailed by ordinary mail and are deemed delivered when hand-delivered or when deposited in the United States mail, postage prepaid, and addressed to the above-designated name and address.

                                 ARTICLE XVII
                                 FORCE MAJEURE

          Section 1. In the event that either Operator or Customer is rendered unable, wholly or in part, by reason of an event of force majeure, to perform its obligations under this Agreement, other than to make payment due hereunder, and such Party has given notice and full particulars of such force majeure in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the Parties, insofar as they are affected by such force majeure, shall be suspended during the continuance of such inability, but for no longer period, and such cause shall insofar as possible, be remedied with all reasonable dispatch; provided, however, that the settlement of strikes or lock-outs shall be entirely within the discretion of the Party having such difficulty, and the above requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or lock-outs by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

          Section 2. The term "force majeure" as used in this Agreement shall mean any cause not reasonable within the control of the Party claiming suspension and includes, but is not limited to, acts of God; strikes; lock-outs; wars; riots; orders or decrees of any lawfully constituted federal, state, or local body; fires; storms; floods; wash-outs; explosions; breakage or accident to machinery or lines of pipe; inability to obtain or delay in obtaining rights-of-way, material, supplies, or labor permits; repair, maintenance, or replacement of facilities used in the performance of the obligations contained in this Agreement; or any other cause whether of the kind herein enumerated or otherwise.

                                 ARTICLE XVIII
                        REMEDIES UPON MATERIAL DEFAULT

          Section 1. If either Party hereto shall fail to perform any material covenant or obligation imposed upon it under this Agreement, then in such event the non-defaulting Party may, at its option, terminate this Agreement upon acting in accordance with the procedures hereafter set forth in this Section. The non-defaulting Party shall cause a written notice to be served on the defaulting Party, which notice shall state specifically the cause of terminating this Agreement and shall declare it to be the intention of the non-defaulting Party to terminate this Agreement if the default is not cured. The defaulting Party shall have ten (10) days after receipt of the aforesaid notice in which to remedy or remove the cause or causes stated in the termination notice, and, if within such ten-day period, the defaulting Party does so remedy or remove said cause or causes and fully indemnifies the non-defaulting Party for any and all consequences of such breach, then such termination notice shall be withdrawn and this Agreement shall continue in full force and effect. In the event that the defaulting Party fails to remedy or remove the cause or causes or to indemnify the non-defaulting Party for any and all consequences of such breach within such ten-day period, this Agreement shall be terminated and of no further force or effect from and after the expiration of such ten-day period.

                                  ARTICLE XIX
                                 MISCELLANEOUS

          Section 1. Notwithstanding anything contained in this Agreement to the contrary, the Parties hereby specifically reserve any rights each Party may have under any other Agreements between the Parties to collect any refunds due a Party as a result of any measurement test, calibration or adjustment which reflects an error exceeding the parameters allowed in such other Agreements.

          Section 2. On or about the anniversary date of this Agreement, and each anniversary thereafter, the Parties will conference to discuss operating matters in general, and specifically to negotiate the addition or deletion of Metering Facilities by way of a mutually agreeable amendment to this Agreement; provided, neither Party is obligated to add or delete any such Metering Facilities to this Agreement.

          Section 3. It is the intent of the Parties under this Agreement to have Operator operate all Metering Facilities classified as Large Meters and Orifice Meters which are directly attached to Operator's pipeline system and which are in turn connected to Customer's systems or its customers (Additional Meters). If after the conveyance of the 1,735 meters as set forth in the second Recital in this Agreement, it is discovered that there are Additional Meters, then Customer will immediately convey such meters to Operator by way of a CONVEYANCE in the same form used to convey the aforementioned 1,735 Meters.

          Section 4. Operator will notify Customer in a reasonable time of any changes made to the 1,735 meters which would affect measurement readings, including but not limited to, changes of indexes, pressure changes, meter changes, or other type changes to the measurement facility affecting the Customer's ability to read and acquire accurate measurement readings from any of the 1,735 meters. Operator recognizes that the Customer needs to read and determine volumes on the 1,735 meters for its business and operational needs, and billing purposes to its customers.

          Section 5. The Parties understand and agree that Customer's 1,735 Metering Facilities that are being conveyed to Operator are subject to mutually agreeable adjustments to Exhibit "A" which may result from the completion of a current audit of such facilities, and the Parties agree to execute the appropriate documents reflecting such adjustments.

          Section 6. The intent of the Parties is to convey any real property rights related to the 1,735 Metering Facilities (as may be later adjusted as set forth above) from Customer to Operator; however, as of the Effective Date, some of those properties have not been specifically identified; therefore, the parties agree to identify those properties within three months of the Effective Date and, to the extent necessary, execute a conveyance of such properties to Operator.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed.

"CUSTOMER"                                    "OPERATOR"

ENERGAS COMPANY, a division                   WESTAR TRANSMISSION COMPANY
of Atmos Energy Corporation


By:                                            By:
   -------------------------                      --------------------------

Name:                                          Name:
     -----------------------                        ------------------------

Title:                                         Title:
      ----------------------                         -----------------------

                                   EXHIBIT B

================================================================================
FACILITY DATA                DATA DEFINITION                     REMARKS
--------------------------------------------------------------------------------
FACILITY NAME
--------------------------------------------------------------------------------
METER TYPE
--------------------------------------------------------------------------------
OPERATOR
--------------------------------------------------------------------------------
3RD PARTY
--------------------------------------------------------------------------------
CAPACITY
--------------------------------------------------------------------------------
STATE
--------------------------------------------------------------------------------
COUNTY
--------------------------------------------------------------------------------
TOWNSHIP/BLOCK
--------------------------------------------------------------------------------
RANGE/SURVEY
--------------------------------------------------------------------------------
SYSTEM NUMBER
--------------------------------------------------------------------------------
I.D. DATE
--------------------------------------------------------------------------------
ASSOCIATED
 CONTRACT
--------------------------------------------------------------------------------
COMMENTS
================================================================================